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                                                                   EXHIBIT 10.15

                       [AGILENT TECHNOLOGIES LETTERHEAD]


November 6, 2001

Adrian Dillon
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Dear Adrian,

We are very pleased that you are interested in joining our team at Agilent Technologies. This letter constitutes our conditional offer of employment to you for the position of Executive Vice President and Chief Financial Officer, reporting directly to Ned Barnholt, President and Chief Executive Officer.
Your base salary would be $54,166 per month and as a participant in the Pay for Results program, your target bonus opportunity would be 70% of that base salary. The bonus is based on corporate operating profit and revenue goal achievement. Actual participation in the Pay for Results begins at the start of the first fiscal quarter, following your hire date.

In addition, we are pleased to offer you an Agilent Technologies non-qualified stock option for 200,000 shares. This option will be granted by the Compensation Committee of Agilent Technologies' Board of Directors. The grant date would be your start date, and the price would be the fair market value (average of high and low of Agilent stock price) on that date. The option would vest 25% per year, on the anniversary of the grant, and be fully vested in four years. The terms and conditions of this grant would be governed by Agilent Technologies' 1999 Stock Plan. This grant is contingent upon your commencement of employment with Agilent Technologies.

If you decide to join Agilent, you would receive a one-time cash bonus of $650,000, which would be taxed accordingly. Upon the start of your employment, you shall receive this bonus as an advance payment. This amount is conditional upon the satisfactory completion of twelve months of employment. Should you terminate your employment prior to the completion of that twelve-month period, you agree to reimburse Agilent a pro-rata amount of the advanced bonus that was not earned at the time of termination. Pro-rata repayment would be computed at a rate of 1/12 of the total bonus amount for each month of employment less than 12 months not completed. You further authorize Agilent to deduct and withhold such amount from your final paycheck or other earned compensation.

Our offer also includes a grant of 50,000 shares of Restricted Stock. The vesting schedule would be 33% per year, on the anniversary of the grant, fully vested in three years. The grant date cannot be before your date of hire. The terms and conditions of this grant are also governed by the Agilent Technologies 1999 Stock Plan.

As an executive manager within the company you would be eligible for a company issued car, cellular phone and associated cellular service. Other executive benefits include participation in the Deferred Compensation program and the Excess Benefit program.

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November 6, 2001
Page 2


Your relocation from Cleveland, Ohio to the San Francisco Bay Area would be supported by Agilent's Relocation Policy with Mortgage Assistance. The form of Mortgage Assistance would be in buy down of points on a loan of up to $1 million. Agilent would assume 4 points in year one, 3 points in year two, 2 points for year three and 1 point in the fourth year. In place of the standard relocation bonus, we would provide a forgivable loan for up to $2.5 million towards the purchase of a home. The loan would be forgiven over a five year period at 20% per year. The first tranche of forgiveness would be twelve months after your home purchase date. The loan would be secured by the deed of trust on the house and could be provided directly by Agilent or through another lender, such as the HP/Agilent Credit Union. The unforgiven portion of the note would be due in full upon any transfer of the property or within three months of termination of employment for any reason.

Agilent does not yet employ Change of Control agreements for any of our executives. We are in the process of considering such agreements. If they are employed, you would be considered in the target audience, on terms commensurate with your position.

If Agilent terminates your employment without cause within the first two years, upon the execution of an effective release of claims, you would be eligible for a severance package. The amount would be two times your base salary and target bonus. The bonus portion would be prorated and paid after the conclusion of the 6 month performance period, after the date of your termination.

Our normal background check is largely complete. This offer is contingent on the successful completion of all elements.

Agilent Technologies is committed to providing reasonable accommodations to employees with disabilities. If you need any accommodations, please discuss them with Jean.

Enclosed with this letter is a current copy of our Standards of Business Conduct. Adherence to these policies, including subsequent changes, is required of all employees. Also enclosed, for your signature, is (1) Agilent Technologies' Agreement Regarding Confidential Information and Proprietary Developments and (2) the Employment Acceptance Form. You may notify us by phone of your intention to accept this offer, however for such acceptance to be valid, the forms must be signed and returned to me.

Adrian, I remain excited about the prospect of your joining us at Agilent. If you have any questions, please call me at 650-752-XXXX, or Jean Halloran at 650-752-XXXX.

Sincerely,


/s/ NED [BARNHOLT]
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cc: Jean Halloran